Exhibit 99.1

Media Contacts	Investor Contact
Anita Liskey, 312.466.4613	John Peschier, 312.930.8491
William Parke, 312.930.3467	CME-G
news@cmegroup.com http://cmegroup.mediaroom.com/

CME and CBOT Each Report Strong Second-Quarter Revenues and Profits

CHICAGO, July 24, 2007 – CME Group (NYSE, NASDAQ: CME) today reported Chicago Mercantile Exchange Holdings Inc. (CME) second quarter results. Total revenues increased 17 percent to $329 million and net income increased 15 percent to $126 million for second-quarter 2007 compared with second-quarter 2006. Diluted earnings per share on a GAAP basis rose 14 percent to $3.57 from $3.12. Excluding merger-related expenses of $7.0 million, diluted earnings per share would have been $3.69.

A summary of financial results for CBOT Holdings, Inc. (CBOT) is included later in this release and reflects a full quarter’s activity prior to the company’s merger with CME on July 12, 2007. CME Group results for the third quarter ended September 30, 2007 will include CBOT results from July 13, 2007.

“We are pleased to have completed the historic merger of CME and CBOT which we believe will deliver significant value for the shareholders and customers of CME Group,” said CME Group Executive Chairman Terry Duffy. “Together, CME and CBOT had combined revenues of more than $500 million in second-quarter 2007, which underscores the ability of our combined enterprise to deliver organic growth as well as be positioned to compete better globally for expanded business in regulated and over-the-counter derivatives markets. We look forward to building on our shared legacies of product innovation, technological expertise and superior customer service to capitalize on the tremendous growth opportunities we see in this global marketplace.”

“In addition to delivering another solid quarter and closing the merger, we focused intensely on integration planning and new growth initiatives over the last few months,” said CME Group Chief Executive Officer Craig Donohue. “Our hard work has put us in a position to accelerate many of our merger integration milestones. This includes completing the transition of CME and CBOT products onto a single electronic platform in January 2008, and beginning to combine our trading floors in March 2008, both ahead of our initial schedule. In addition, we continue to execute on our growth strategy — our electronic options volume reached record levels, we delivered record transaction processing services revenue, FXMarketSpace has progressed significantly in a short amount of time, and last week we announced the addition of centralized clearing to our over-the-counter interest rate swaps offering.”

All references to volume and rate per contract information in the text of this document exclude our non-traditional TRAKRS products, for which CME Group receives significantly lower clearing fees than other CME Group products, CME Group Auction Markets products and Swapstream products.

CME Holdings Second-Quarter 2007 Results

Financial Highlights:

GAAP

($s in millions, except per share)	Q2 FY07	Q2 FY06	Y/Y	YTD FY07	YTD FY06	Y/Y
Revenues	$329	$282	17%	$661	$534	24%
Expenses	$137	$115	19%	$269	$228	18%
Operating Income	$192	$167	15%	$393	$306	29%
Operating Margin %	58.4%	59.1%		59.4%	57.2%
Net Income	$126	$110	15%	$256	$201	27%
Diluted EPS	$3.57	$3.12	14%	$7.26	$5.73	27%

Non-GAAP (excluding merger-related expenses)

($s in millions, except per share)	Q2 FY07	Q2 FY06	Y/Y	YTD FY07	YTD FY06	Y/Y
Revenues	$329	$282	17%	$661	$534	24%
Expenses	$130	$115	12%	$260	$228	14%
Operating Income	$199	$167	19%	$401	$306	31%
Operating Margin %	60.5%	59.1%		60.7%	57.2%
Net Income	$130	$110	19%	$261	$201	30%
Diluted EPS	$3.69	$3.12	18%	$7.41	$5.73	29%

NOTE: The non-GAAP financial measures of operating performance exclude merger-related expenses of $7.0 million for the second quarter 2007 and $8.7 million for the six months ended June 30, 2007. Non-GAAP measures do not replace and are not a substitute for GAAP financial results but are provided to improve overall understanding of current financial performance.

After a slow start in April, stronger May and June volumes drove a CME clearing and transaction fee increase of 11 percent to $253 million, up from $229 million for second-quarter 2006. In addition, CME generated record revenue from processing services, increasing 86 percent from the same period a year ago to reach $38 million. CME Clearing handled record CBOT volumes of 4.0 million contracts per day, resulting in revenue of $24 million, up 20 percent from last year’s second quarter. NYMEX volume on CME Globex averaged a record 710,000 contracts per day, resulting in revenue of $14 million. Additionally, quotation data fees were up 18 percent to $24 million.

The average rate per contract was $0.624 for the quarter compared with $0.632 in the second quarter of 2006. The slight rate decrease was primarily driven by a higher proportion of the volume coming from members, who have lower average fees.

Total expenses increased 19 percent to $137 million. The incremental expense in the second quarter for CME-CBOT merger-related expenses was $7.0 million, driven primarily by legal, advertising, and integration consulting costs. Excluding this, expenses would have been $130 million, up 12 percent with the prior year and in line with historical growth rates. Capital expenditures were $26 million in second-quarter 2007, excluding leasehold improvement allowances.

Second-quarter income before income taxes was $209 million, an increase of 16 percent from $180 million for the year-ago period. The company’s operating margin was 58 percent on a GAAP basis, or 61 percent excluding merger-related costs of $7.0 million, compared with 59 percent for the same period last year. Operating margin is defined as operating income as a percentage of total revenues.

CME’s working capital increased by approximately $97 million during the second quarter, to $1.5 billion at June 30, 2007.

CME Holdings Six-Month Results

Average daily volume was 6.4 million contracts for the first half of 2007, up 19 percent from 5.3 million contracts in the same period in 2006. Volume on the CME Globex electronic platform increased 28 percent year over year, to an average of 4.8 million contracts per day.

For the first six months of 2007, total revenues increased 24 percent to $661 million from $534 million for the first half of 2006. Clearing and transaction fees improved 19 percent to $511 million from $429 million a year ago, benefiting from higher trading volume. Processing services increased 89 percent to $72 million from $38 million a year ago, driven primarily by increased revenues from our trade-matching services for NYMEX, which began in June 2006.

Total expenses were $269 million for the first half of 2007, an increase of 18 percent from $228 million for the comparable period in 2006. The incremental expense for CME-CBOT merger-related expenses in the first half of 2007 was $8.7 million. Excluding this, expenses would have been $260 million, up 14 percent compared to the prior year.

Capital expenditures were $42 million for the first six months of 2007, excluding leasehold improvement allowances.

Income before taxes was $425 million for the first half of 2007, up 29 percent versus the same period a year ago. The operating margin was 59 percent, on a GAAP basis, for the first six months of 2007, or 61 percent excluding merger-related costs of $8.7 million, compared with 57 percent for the year-earlier period.

The company reported record net income of $256 million, or $7.26 per diluted share, for the first six months of this year, compared with $201 million, or $5.73 per diluted share, for the first half of 2006.

CME Group will hold a conference call to discuss second-quarter results at 8:30 a.m. Eastern Time today. A live audio Webcast of the call will be available on the Investor Relations section of CME Group’s Web site at www.cmegroup.com. An archived recording will be available for up to two months after the call.

CME Group (http://www.cmegroup.com/) is the world’s largest and most diverse exchange. Formed by the 2007 merger of Chicago Mercantile Exchange Holdings Inc. (CME) and CBOT Holdings, Inc. (CBOT), CME Group serves the risk management needs of customers around the globe. As an international marketplace, CME Group brings buyers and sellers together on the CME Globex electronic trading platform and on its trading floors. CME Group offers the widest range of benchmark products available across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, agricultural commodities and alternative investment products such as weather and real estate. CME Group is traded on the New York Stock Exchange and NASDAQ under the symbol “CME”.

The Globe logo, CME, Chicago Mercantile Exchange, CME Group, Globex and E-mini, are trademarks of Chicago Mercantile Exchange Inc. CBOT and Chicago Board of Trade are trademarks of the Board of Trade of the City of Chicago. TRAKRS and Total Return Asset Contracts are trademarks of Merrill Lynch & Co., Inc. These trademarks are used herein under license. All other trademarks are the property of their respective owners. Further information about CME Group and its products can be found at http://www.cmegroup.com/.

Statements in this news release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. Among the factors that might affect our performance are: our ability to successfully integrate the businesses of CME Holdings and CBOT Holdings, including the fact that such integration may be more difficult, time consuming or costly than expected; revenues following the merger may be lower than expected; increasing competition by foreign and domestic competitors, including new entrants into our markets; our ability to keep pace with rapid technological developments, including our ability to complete the development and implementation of the enhanced functionality required by our customers; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services; our ability to adjust our fixed costs and expenses if our revenues decline; our ability to continue to realize the benefits of our transaction processing services provided to third parties; our ability to maintain existing customers and attract new ones; our ability to expand and offer our products in foreign jurisdictions; changes in domestic and foreign regulations; changes in government policy, including policies relating to common or directed clearing; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; our ability to generate revenue from our market data that may be reduced or eliminated by the growth of electronic trading and the redundancies in the market data offerings of Chicago Mercantile Exchange Inc. and Board of Trade of the City of Chicago, Inc.; changes in the rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of tiered pricing; the ability of our financial safeguards package to adequately protect us from the credit risk of clearing firms; changes in price levels and volatility in the derivatives markets and in underlying fixed income, equity, foreign exchange and commodities markets; economic, political and market conditions; our ability to accommodate increases in trading volume without failure or degradation of performance of our systems; our ability to execute our growth strategy and maintain our growth effectively; our ability to manage the risks and control the costs associated with our acquisition, investment and alliance strategy; industry and customer consolidation; decreases in trading and clearing activity; the imposition of a transaction tax on futures and options on futures transactions; and seasonality of the derivatives business. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent Quarterly Report on Form 10-Q, which is available in the Investor Relations section of the CME Group Web site. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Chicago Mercantile Exchange Holdings Inc. and Subsidiaries

Consolidated Balance Sheets

(dollars in thousands)

	June 30, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$1,174,947	$969,504
Collateral from securities lending	2,435,851	2,130,156
Marketable securities, including pledged securities	203,159	269,516
Accounts receivable, net of allowance	158,301	121,128
Other current assets	43,064	37,566
Cash performance bonds and security deposits	974,603	521,180

Total current assets	4,989,925	4,049,050
Property, net of accumulated depreciation and amortization	179,453	168,755
Other assets	134,355	88,700

Total Assets	$5,303,733	$4,306,505

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$25,824	$25,552
Payable under securities lending agreements	2,435,851	2,130,156
Other current liabilities	76,479	78,466
Cash performance bonds and security deposits	974,603	521,180

Total current liabilities	3,512,757	2,755,354
Other liabilities	50,220	32,059

Total liabilities	3,562,977	2,787,413
Shareholders’ equity	1,740,756	1,519,092

Total Liabilities and Shareholders’ Equity	$5,303,733	$4,306,505

Chicago Mercantile Exchange Holdings Inc. and Subsidiaries

Consolidated Statements of Income

(in thousands, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues
Clearing and transaction fees	$252,723	$228,519	$510,964	$429,316
Processing services	37,560	20,184	72,319	38,309
Quotation data fees	24,326	20,579	49,342	40,679
Access fees	5,519	4,875	10,980	9,753
Communication fees	2,024	2,173	4,040	4,399
Other	6,857	5,879	13,695	11,470

Total Revenues	329,009	282,209	661,340	533,926

Expenses
Compensation and benefits	56,729	48,055	113,129	97,892
Communications	8,850	7,945	17,929	15,793
Technology support services	8,645	7,656	17,537	14,918
Professional fees and outside services	12,110	9,622	21,282	17,753
Depreciation and amortization	20,428	17,596	40,417	34,983
Occupancy	9,361	7,223	18,188	14,471
Licensing and other fee agreements	6,794	6,929	13,829	12,861
Marketing, advertising and public relations	7,116	3,987	13,099	7,083
Other	6,755	6,400	13,102	12,534

Total Expenses	136,788	115,413	268,512	228,288

Operating Income	192,221	166,796	392,828	305,638

Non-Operating Income and Expense
Investment income	19,394	12,726	36,699	24,135
Securities lending interest income	35,520	23,360	68,410	51,096
Securities lending interest expense	(34,331)	(22,769)	(66,756)	(49,866)
Equity in losses of unconsolidated subsidiaries	(3,371)	(219)	(6,391)	(608)

Total Non-Operating	17,212	13,098	31,962	24,757

Income Before Income Taxes	209,433	179,894	424,790	330,395

Income tax provision	(83,558)	(70,361)	(168,887)	(129,449)

Net Income	$125,875	$109,533	$255,903	$200,946

Earnings per Common Share:
Basic	$3.61	$3.16	$7.34	$5.81
Diluted	3.57	3.12	7.26	5.73

Weighted Average Number of Common Shares:
Basic	34,882	34,639	34,867	34,610
Diluted	35,242	35,096	35,236	35,070

CME Holdings

	2Q 2006	3Q 2006	4Q 2006	1Q 2007	2Q 2007
Trading Days	63	63	63	62	64
Average Daily Volume (Round Turns, in Thousands)*
	2Q 2006	3Q 2006	4Q 2006	1Q 2007	2Q 2007
Interest rates	3,255	3,148	2,990	3,639	3,560
Equity E-mini	1,748	1,564	1,596	1,977	1,988
Equity standard-size	173	154	147	190	173
Foreign exchange	471	423	508	555	527
Commodities	81	78	72	93	75

Subtotal	5,728	5,367	5,313	6,454	6,323
TRAKRS	419	117	294	143	98

Total	6,147	5,484	5,607	6,597	6,421

Open outcry	1,657	1,517	1,293	1,578	1,562
Electronic (including TRAKRS)	4,441	3,917	4,261	4,958	4,802
Privately negotiated	49	50	53	61	57

Total	6,147	5,484	5,607	6,597	6,421

Transaction Fees (in Thousands)*
	2Q 2006	3Q 2006	4Q 2006	1Q 2007	2Q 2007
Interest rates	$97,768	$98,306	$95,741	$110,950	$107,464
Equity E-mini	76,889	70,194	71,111	86,571	88,247
Equity standard-size	15,493	12,947	13,271	16,631	15,014
Foreign exchange	33,212	30,576	34,752	38,176	36,768
Commodities	4,673	4,597	4,257	5,417	4,895

Subtotal	228,035	216,620	219,132	257,745	252,388
TRAKRS	384	244	344	180	176

Total	$228,419	$216,864	$219,476	$257,925	$252,564

Open outcry	$50,067	$45,429	$41,710	$47,841	$47,271
Electronic (including TRAKRS)	166,741	160,295	165,399	196,377	192,067
Privately negotiated	11,611	11,140	12,367	13,707	13,226

Total	$228,419	$216,864	$219,476	$257,925	$252,564

Average Rate Per Contract (RPC)*
	2Q 2006	3Q 2006	4Q 2006	1Q 2007	2Q 2007
Interest rates	$0.477	$0.496	$0.508	$0.492	$0.472
Equity E-mini	0.698	0.712	0.707	0.706	0.693
Equity standard-size	1.421	1.338	1.430	1.414	1.356
Foreign exchange	1.119	1.146	1.085	1.109	1.090
Commodities	0.921	0.939	0.942	0.944	1.021

Average (excluding TRAKRS)	$0.632	$0.641	$0.655	$0.644	$0.624
TRAKRS	0.015	0.033	0.019	0.020	0.028

Open outcry	$0.480	$0.475	$0.512	$0.489	$0.473
Electronic (excluding TRAKRS)	0.657	0.668	0.660	0.657	0.637
Privately negotiated	3.785	3.545	3.713	3.650	3.625

*	Note: All volume, transaction fee data, and rate per contract information exclude CME Group Auction Markets products and Swapstream products.

CBOT Holdings Second-Quarter 2007 Results

For the second quarter ended June 30, 2007, CBOT reported a 33 percent increase in revenue reaching a record $204 million, which reflects growth in trading volume and a higher average rate per contract. Net income for the quarter also hit record levels increasing 34 percent to $58 million, or $1.10 per diluted share, for the second quarter. Excluding merger-related expenses, net income would have been $72 million, or $1.35 per diluted share, a 65 percent increase from second-quarter 2006. In last year’s second quarter, CBOT reported net income of $43 million, or $0.82 per diluted share.

Revenue growth combined with curtailed spending in advance of the merger resulted in higher operating margins in the second quarter for CBOT. The operating margin for the quarter expanded to 46 percent from 45 percent in the same period last year. Excluding merger-related expenses, the operating margin for the quarter would have been 56 percent.

Included in second-quarter 2007 results are $20.1 million in merger-related expenses. These expenses consist primarily of legal and advisory fees incurred in connection with CBOT’s merger with CME and the unsolicited proposal from IntercontinentalExchange, Inc.

Financial Highlights:

GAAP

($s in millions, except per share)	Q2 FY07	Q2 FY06	Y/Y	YTD FY07	YTD FY06	Y/Y
Revenues	$204	$154	33%	$392	$294	33%
Expenses	$110	$85	29%	$208	$170	23%
Operating Income	$95	$69	37%	$184	$124	48%
Operating Margin %	46.3%	44.7%		47.0%	42.3%
Net Income	$58	$43	34%	$114	$79	45%
Diluted EPS	$1.10	$0.82	34%	$2.15	$1.49	44%

Non-GAAP (excluding merger-related expenses)

($s in millions, except per share)	Q2 FY07	Q2 FY06	Y/Y	YTD FY07	YTD FY06	Y/Y
Revenues	$204	$154	33%	$392	$294	33%
Expenses	$90	$85	5%	$175	$170	3%
Operating Income	$115	$69	67%	$217	$124	75%
Operating Margin %	56.1%	44.7%		55.4%	42.3%
Net Income	$72	$43	65%	$140	$79	78%
Diluted EPS	$1.35	$0.82	65%	$2.64	$1.49	77%

NOTE: The non-GAAP financial measures of operating performance exclude merger-related expenses of $20.1 million for the second quarter 2007 and $33.1 million for the six months ended June 30, 2007. The CME merger-related expenses have been treated as non-deductible for tax purposes. Non-GAAP measures do not replace and are not a substitute for GAAP financial results but are provided to improve overall understanding of current financial performance.

Revenue growth for the quarter was primarily driven by higher exchange and clearing fees, which increased $52 million, or 45 percent. This growth was fueled by a 23 percent increase in total trading volume and a 17 percent increase in the average rate per contract in second-quarter 2007 compared with 2006.

CBOT achieved record trading volume for the second quarter with 256 million contracts traded, a 23 percent increase from the comparable prior year period. Average daily volume for the quarter reached a record 4.0 million contracts, up 21 percent compared with the same period last year. Additionally, electronic trading grew 41 percent to 3.1 million contracts per day in the second quarter of 2007 from 2.2 million contracts per day in the prior year’s second quarter.

The average rate per contract was $0.662 for the quarter compared with $0.564 in the second quarter of 2006. The rate increase resulted primarily from changes in trading fees implemented in 2006. The average rate per contract also benefited from increased electronic trading of agricultural contracts following the August 1, 2006, introduction of electronic trading of agricultural futures during daytime trading hours.

Total operating expenses for the second quarter were $110 million, up 29 percent over the prior year’s second quarter. Excluding merger-related expenses of $20.1 million for the quarter, operating expenses increased 5 percent compared with the prior-year period. Volume-based expenses were $26 million, up 20 percent, which is in line with the growth in trading volume. Baseline and other costs, or non-volume based expenses, were $84 million this quarter compared with $64 million in second-quarter 2006, a 32 percent increase. Excluding second-quarter 2007 merger-related expenses, non-volume based expenses were relatively flat compared with last year’s second quarter.

CBOT Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollars in thousands)

	June 30, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents:
Unrestricted	$200,609	$177,664
Held under deposit and membership transfers	11,219	1,503

Total cash and cash equivalents	211,828	179,167

Restricted cash	—	975
Short term investments	372,615	312,411
Accounts receivable, net of allowance	90,922	62,451
Deferred income taxes	6,019	—
Prepaid expenses	12,160	9,492

Total current assets	693,544	564,496

Property and Equipment:
Land	34,234	34,234
Buildings and equipment	329,560	343,271
Furnishings and fixtures	161,313	184,913
Computer software and systems	89,541	93,942
Construction in progress	2,158	1,906

Total property and equipment	616,806	658,266
Less accumulated depreciation and amortization	410,127	433,989

Property and equipment, net	206,679	224,277

Other assets	21,629	22,557

Total Assets	$921,852	$811,330

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$21,486	$11,149
Accrued clearing services	20,459	16,226
Accrued liabilities	25,278	29,638
Funds held for deposit and membership transfers	11,219	1,562
Current portion of long-term debt	—	10,716
Income tax payable	466	10,428
Other current liabilities	148	562

Total current liabilities	79,056	80,281

Long-term Liabilities:
Deferred income tax liabilities	—	2,984
Other liabilities	16,830	19,645

Total long-term liabilities	16,830	22,629

Total Liabilities	$95,886	$102,910

Stockholders’ Equity:
Common stock	53	53
Additional paid-in capital	494,125	489,817
Retained earnings	339,085	226,961
Accumulated other comprehensive income (loss)	(7,297)	(8,411)

Total stockholders’ equity	825,966	708,420

Total Liabilities and Stockholders’ Equity	$921,852	$811,330

CBOT Holdings, Inc. and Subsidiaries

Consolidated Statements of Income

(in thousands, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues
Exchange fees	$132,800	$91,855	$250,480	$174,975
Clearing fees	36,754	25,366	70,727	48,597
Market data	24,176	26,286	49,258	49,929
Building	6,188	5,910	12,103	11,415
Services	3,869	4,299	8,103	8,535
Other	638	407	1,491	758

Total Revenues	204,425	154,123	392,162	294,209

Expenses
Clearing services	23,460	19,490	45,256	37,513
Contracted license fees	2,214	1,914	4,333	3,652
Salaries and benefits	18,450	19,028	38,937	38,130
Depreciation and amortization	11,851	14,789	23,371	28,875
Professional services	26,025	4,558	42,679	8,497
General and administrative expenses	4,056	4,546	8,533	9,622
Building operating costs	5,940	6,002	12,360	12,605
Information technology services	11,357	11,885	23,129	24,115
Programs	2,759	3,086	5,750	5,713
Severance and related costs	3,718	(22)	3,700	1,014

Total Operating Expenses	109,830	85,276	208,048	169,736

Income From Operations	94,595	68,847	184,114	124,473

Non-Operating Income and Expense
Interest income	7,002	4,363	13,378	7,846
Interest expense	(23)	(388)	(239)	(973)

Total Non-Operating	6,979	3,975	13,139	6,873

Income Before Income Taxes	101,574	72,822	197,253	131,346

Income tax provision	43,031	29,126	82,901	52,301

Income Before Equity in Unconsolidated Subsidiary	58,543	43,696	114,352	79,045

Equity in loss of unconsolidated subsidiary, net of tax	(267)	(237)	(685)	(483)

Net Income	$58,276	$43,459	$113,667	$78,562

Earnings per Common Share:
Basic	$1.10	$0.82	$2.15	$1.49
Diluted	1.10	0.82	2.15	1.49

Weighted Average Number of Common Shares:
Basic	52,803	52,792	52,801	52,789
Diluted	52,923	52,848	52,911	52,844

Note: At December 31, 2006, the company changed the format of its income statement. The company reclassified interest income and interest expense from revenue and operating expense, respectively, to a non-operating income and expense section in the consolidated statements of income. Accordingly, prior period amounts have been reclassified to conform to current period presentation.

CBOT Holdings

	2Q 2006	3Q 2006	4Q 2006	1Q 2007	2Q 2007
Trading Days	63	63	63	62	64
Average Daily Volume (Round Turns, in Thousands)
	2Q 2006	3Q 2006	4Q 2006	1Q 2007	2Q 2007
Interest Rates	2,588	2,507	2,480	3,032	3,110
Agriculture	529	490	611	631	701
Equity Index	131	110	112	138	146
Metals, Energy & Other	54	56	65	65	42

Total	3,302	3,163	3,269	3,866	3,999

Open-Auction	990	850	813	733	734
Electronic	2,220	2,232	2,375	3,031	3,133
Off-Exchange	91	81	81	102	132

Total	3,302	3,163	3,269	3,866	3,999

Transaction Fees (in Thousands)
	2Q 2006	3Q 2006	4Q 2006	1Q 2007	2Q 2007
Interest Rates	$85,339	$89,673	$88,894	$103,697	$112,952
Agriculture	22,664	24,378	35,821	37,818	47,192
Equity Index	5,859	5,416	5,677	6,815	7,385
Metals, Energy & Other	3,360	3,699	4,116	3,323	2,025

Total	$117,221	$123,166	$134,509	$151,653	$169,554

Open-Auction	$32,136	$28,060	$26,730	$23,468	$25,053
Electronic	70,341	79,000	91,570	110,345	122,108
Off-Exchange	14,745	16,106	16,209	17,840	22,393

Total	$117,221	$123,166	$134,509	$151,653	$169,554

Average Rate Per Contract (RPC)
	2Q 2006	3Q 2006	4Q 2006	1Q 2007	2Q 2007
Interest Rates	$0.523	$0.568	$0.569	$0.552	$0.567
Agriculture	0.680	0.790	0.931	0.966	1.051
Equity Index	0.712	0.779	0.803	0.799	0.792
Metals, Energy & Other	0.986	1.048	1.001	0.822	0.758

Total	$0.564	$0.618	$0.653	$0.633	$0.662

Open-Auction	$0.515	$0.524	$0.522	$0.516	$0.533
Electronic	0.503	0.562	0.612	0.587	0.609
Off-Exchange	2.564	3.172	3.179	2.821	2.655

Total	$0.564	$0.618	$0.653	$0.633	$0.662